EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of the 22nd day of February, 2013, between Universal Insurance Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, having its principal place of business at 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 (the “Company”), and Sean Downes (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the insurance and financial services industry; and

WHEREAS, Executive currently serves as Senior Vice President and Chief Operating Officer of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that Executive should become the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive are parties to an Employment Agreement, January 1, 2005, as amended (the “Prior Agreement”) and now desire to amend and restate the terms of the Prior Agreement to acknowledge Executive’s new positions and compensation with the Company and to provide for the continued employment of Executive on the terms set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement so that the rights, duties, benefits and obligations of each in respect of the employment of Executive for and by the Company will be fully set forth under the terms and conditions stated herein upon the execution hereof; and

WHEREAS, the Board has approved the employment of Executive upon the terms and conditions set forth herein by a resolution issued by it, and have authorized the execution and delivery of this Agreement.

NOW, therefore, in consideration of the mutual promises contained herein, including the continuation of Executive’s employment, and for other good and valuable consideration, the Company and Executive agree as follows:

1. EMPLOYMENT

The Company hereby employs Executive as its President and Chief Executive Officer. Executive hereby accepts such employment and agrees to perform the services and duties specified herein or as assigned to him from time to time by the Board.

2. TERM

Subject to the terms and conditions herein, the term of the employment of Executive under this Agreement (“Term”) is effective as of February 22, 2013 (the “Effective Date”) and shall terminate on December 31, 2015, unless extended in accordance with this section or by written instrument executed by the Company after review and approval of such extension by the Board (“Expiration Date”), so that at the Expiration Date of this Agreement there shall be no automatic extension of the Term of employment under this Agreement.

3. DISABILITY

If, during the Term, Executive shall become unable to perform his duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company after that ninety (90) day period may, on thirty (30) days’ prior written notice to Executive, suspend the officership held by Executive. In the event of such suspension, Executive shall remain an employee of the Company and receive his compensation and all of his fringe benefits as set forth below in Sections 6 and 8, respectively, for the lesser of (i) one (1) year from the date of such suspension or (ii) the remaining Term (the “Suspension Period”). If during the Suspension Period, Executive returns to perform his duties as provided for herein, and there is no physical or mental inability to perform such duties, then Executive shall resume the officership and the Company shall continue payment of his full compensation and all of his fringe benefits as set forth below in Sections 6 and 8, respectively. Executive’s employment with the Company shall terminate at the end of the Suspension Period if Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

4. TERMINATION FOR CAUSE

Executive’s employment under this Agreement may be immediately terminated by the Company for “cause” at any time, upon written notice to Executive, after which all obligations of the Company to Executive shall thereupon cease. And any accrued but not paid benefits hereunder shall then no longer be an obligation of the Company. For the purposes of this Agreement, the term “cause” when used with reference to the termination of this Agreement, shall mean only any or all of the following:

(a) Executive’s absence from his employment for any reason other than sickness or injury, at substantially all times during a period of ninety (90) consecutive days;

(b) Failure on the part of Executive to (i) follow material instructions or policy of the Board given or adopted in good faith, or (ii) carry out an agreed policy or course of action as determined by (a) the Board or (b) a committee of the Board or (c) carry out the directions of the Board, any or all of which is or may be to the detriment of the Company;

(c) Willful misconduct or gross negligence of Executive in connection with the performance of his duties; or

(d) Executive has been convicted of or has pled guilty to an indictable offense or felony in any jurisdiction in the United States, either State or Federal.

5. DUTIES

(a) Executive shall perform the following duties in connection with his employment, all of which shall be subject to the paramount directions of the Board:

(i) To serve as President and Chief Executive Officer of the Company and to perform all such duties, authority and responsibilities associated with such positions as provided in the by-laws of the Company or as assigned to Executive from time to time by the Board; and

(ii) To direct in the formulation of its business policy and strategic direction and business affairs and to lead the Company’s dealings with other companies, in its regulatory affairs, and in its dealings with banks, other financial institutions and other groups and institutions; and

(iii) To undertake such specific assignments, consistent with his office and position, as may be given to him from time to time by the Board; and

(iv) Subject to the nominating and governance procedures of the Board and to election or reelection by the Company shareholders, to continue to serve as a director of the Company and also if elected, to serve, without additional consideration, as a director of any subsidiary or affiliate of the Company.

(b) Executive shall devote his best efforts and skills to the affairs of the Company, and to the performance of the duties set forth in this Section 5 on a full-time basis. Executive shall not participate in any “outside business” activity that will either (i) interfere with, or (ii) be a conflict of interest with the performance of Executive’s duties, activities and employment pursuant to this Agreement. The foregoing notwithstanding, Executive has disclosed to the Company his other outside business interests (“Outside Business Interests”) which are listed on Schedule “1” hereto and the Company with this full knowledge has consented to Executive’s continuance thereof. Moreover, the Company agrees to permit Executive to involve himself in other similar Outside Business Interests, on condition that they similarly be disclosed and are added to Schedule “1” prior to their being commenced. The failure to disclose and list any Outside Business activity on Schedule “1” shall be prima facie a breach of this provision. Executive may also invest his assets and manage, protect and support the profitability of such assets, as well as devote such reasonable time as is required by such Outside Business Interests, subject to the limitations set forth in this Section 5(b).

6. COMPENSATION

(a) Base Salary

Executive shall receive from the Company, or in the aggregate from any of its subsidiaries, for the discharge of Executive’s duties and activities on behalf of the Company as provided for herein, an annual salary (“Base Salary”) of $2,000,000, which shall be paid by the Company to Executive in equal and regular installments not less frequently than monthly, in accordance with the Company’s policy for payment of employee salaries and which shall be increased by 7.25% on each of January 1, 2014 and January 1, 2015 over the rate in effect immediately prior to such dates; provided, however, that Executive has remained in the full-time employment of the Company on the date of each such increase.

(b)	Annual Bonus

Executive shall receive an annual bonus of 3% of the Company’s pre-tax income up to $5,000,000 and 4% of the Company’s pre-tax income over $5,000,000 (the “Annual Bonus”), which shall be computed as at December 31 of each year of the Term of this Agreement; provided, however, that in no event shall any Annual Bonus be paid to Executive later than March 15 of the year following the year in which it was earned; and provided, further, that the payment of any Annual Bonus pursuant to this Section 6(b) shall be contingent upon the Company’s shareholders approving the bonus formula described in this Section 6(b) at the annual meeting of shareholders in 2013, and should the Company’s shareholders fail to approve the bonus formula described in this Section 6(b), the bonus formula in the Prior Agreement shall continue to apply in lieu of the formula set forth above.

(c) Award of Restricted Stock Units

Subject to Executive’s continued employment through the applicable grant date, Executive will receive a total of 1,500,000 restricted shares of common stock of the Company in three separate grants of restricted stock as provided below:

(i) A time-based grant of 500,000 restricted shares granted on a date specified by the Compensation Committee of the Board (the “Compensation Committee”) in April, 2013 and vesting on April 7, 2014;

(ii) A time-based grant of 500,000 restricted shares granted on a date specified by the Compensation Committee in April, 2014 and vesting on April 7, 2015; and

(iii) A time- and performance-based grant of 500,000 restricted performance shares granted on April 1, 2015 and vesting on March 15, 2016 and upon achievement of one or more performance measures discussed with Executive prior to such grant and approved by the Compensation Committee in connection with such grant.

No grant shall occur unless Executive has remained in the continuous full-time employ of the Company through the applicable grant date or if Executive’s employment has ended for any reason (including death) prior to the applicable grant date, and no award, once granted, shall vest unless Executive remains in the continuous employ of the Company through the applicable vesting date or if Executive’s employment has ended for any reason (including death) prior to the applicable vesting date. Each grant shall be subject to the terms and conditions of the applicable restricted stock award and shall be governed by the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan (the “Plan”) and other applicable award documentation.

7. OPTIONS AND WARRANTS

From time to time, the Company may grant to Executive options or warrants to purchase the Company’s common stock. The Company shall enter into an option or warrant agreement for the issuance of such options or warrants in such event.

8. FRINGE BENEFITS

In addition to the base compensation set forth in Sections 6 and 7 above, Executive shall be entitled to receive the following benefits:

(a) Any benefits under group hospitalization, health, dental care or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, or contingent compensation plan, or any other present or future plan, including any qualified retirement plan, for which any employees are or shall become eligible. If Executive is not eligible for health benefits as described above, by reason of age, location or otherwise, then Executive shall be provided equivalent benefits determined at the election of the Company. Executive shall be eligible to receive the foregoing benefits during the six (6) month period following the termination of his employment under this Agreement, except if this Agreement is terminated for cause, and after that six (6) month period, Executive shall be entitled to COBRA benefits; and

(b) An annual vacation of up to thirty (30) days, whether taken individually or consecutively (“Vacation Period”), at such time or times as shall be approved by the Company, and which approval shall not be unreasonably withheld. Full compensation shall be paid during any Vacation Period. Any portion of any Vacation Period not used within any year shall be accrued and will accumulate, and may be used by Executive at any time during his employment in accordance with the provisions of this Section 8. If Executive has not used all of his accrued and accumulated vacation time at the termination of his employment, the Company shall pay any unused vacation to Executive in a lump sum within ninety (90) days following his termination of employment; and

(c) Executive may incur and shall be reimbursed for reasonable expenses that are related to the Company’s business, including expenses for entertainment, travel and similar items (“Approved Reimbursable Expenses”). All such reimbursement of Approved Reimbursable Expenses shall be made within thirty (30) days of receipt by the Company from Executive of an itemized account and if necessary proper substantiation of Approved Reimbursable Expenses. In order to facilitate the payment of the Approved Reimbursable Expenses, the Company may at its option furnish Executive with Company acquired credit cards as may be available to all other executive officers of the Company; and

(d) Executive shall be given a private office with secretarial help and any and all reasonable facilities and services so as to be suitable with his position as President and Chief Executive Officer, and so as to assist in the performance of his duties and activities; and

(e) Executive shall be given an automobile allowance or automobile lease plan to the extent of six thousand dollars ($6,000.00) per annum, paid in arrears in twelve (12) equal monthly installments, to be used to defray acquisition expense for an automobile, as well as insurance and maintenance expenses for the automobile.

9. SECTION 409A COMPLIANCE

The provisions of this Section 9 shall apply notwithstanding any provision of this Agreement related to the timing of payments following Executive’s resignation.

(a) If, at the time of Executive’s resignation of employment with the Company, Executive is a Specified Employee (as defined below), then any outstanding awards payable under the Plan and any other amounts payable under this Agreement that the Company determines constitute deferred compensation within the meaning of Section 409A of the Code and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive’s date of resignation (the “Short-Term Deferral Date”), at which time such delayed amounts will be paid to Executive in a cash lump sum (the “Catch-Up Amount”). If payment of an amount is delayed as a result of this Section 9(a), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 9(a) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive’s resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 9(d) shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive’s death.

(b) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

(c) “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of Executive’s employment that constitutes a Separation from Service.

(d) For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.

10. CHANGE IN CONTROL

Notwithstanding any other provision to the contrary, the following provisions will govern in the event a Change in Control (as defined herein) occurs during the Term:

(a) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, or (ii) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Company’s outstanding common stock; provided, however, that in all cases, any such event described in this Section 10(a) will not be determined to constitute a Change in Control unless the event constitutes either a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as such terms are described in Treasury Regulation Section 1.409A-3(i)(5).

(b) If a Change in Control occurs during the Term as defined in Section 10(a) above and Executive’s employment with the Company is involuntarily terminated by the Company other than for cause or Executive resigns for Good Reason (as defined in Section 10(e) below) upon or within twenty-four (24) months following such Change in Control (notwithstanding the expiration of the Term), then, in lieu of any severance or other amounts payable by the Company under this Agreement or otherwise in connection with the termination of employment, the Company shall pay to Executive no later than the sixtieth day following such termination of employment a cash lump sum amount equal to (i) forty-eight (48) months’ base salary and (ii) two times any bonuses paid in respect of the preceding fiscal year.

(c) If a Change in Control occurs as defined in Section 10(a) above, then all options or warrants granted to Executive shall immediately vest and become exercisable. Such acceleration of the vesting of options or warrants shall be in addition to, and shall have no effect on, any payments accrued pursuant to Section 10(b).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the independent accounting firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e) For purposes of this Section 10, “Good Reason” shall mean (i) any material diminution in Executive’s title, duties or reporting responsibilities, (ii) a material reduction in Executive’s compensation or the failure to pay Executive any material amount of compensation when due or (iii) a material breach of this Agreement by the Company.

11. DISCLOSURE OF INFORMATION AND NON-COMPETITION

(a) Executive recognizes and acknowledges that during the course of his employment he will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company. During the Term of this Agreement and following termination of his employment hereunder and for a term of two years, Executive will not disclose information, including any trade secrets or confidential information of the Company obtained during the course of his employment with the Company, except such information as may have become part of the public domain through no fault of Executive, which public domain determination shall only be made by the Company in a written acknowledgment made at the request of Executive, before Executive may be free to disclose any such claimed public domain information.

(b) During the Term and for two years thereafter, Executive will not, directly or indirectly, engage in any business enterprise or activity competitive with the business of the Company either as an employee, consultant, partner, shareholder, or in any other capacity. Further, Executive agrees that he will not either during or within two years subsequent to the termination of his employment, disturb, entice, hire or in any other manner attempt to persuade any employee, dealer, supplier or customer of the Company to discontinue its business relationship with the Company.

(c) Executive and the Company acknowledge that it would be very difficult or impossible to measure the damages resulting from a breach of this Section 11, and that any such breach would cause immediate and irreparable harm. Therefore, in consequence of the foregoing, Executive hereby agrees that any breach or threatened breach by him of any provision of this Section 11 shall entitle the Company, in addition to any other legal remedies available to it, to obtain from any Court of competent jurisdiction a temporary and permanent injunction in order to enjoin such breach or threatened breach, without the necessity on the part of the Company, in any application for such injunctive relief (a) to show immediate and irreparable harm, (B) likelihood of success on the merits, and (c) to post any bond or undertaking, all of which would be a requirement of such an application absent this covenant waiving those requirements. Executive also covenants that the service of any papers to commence any legal proceedings, including proceedings to obtain injunctive relief, may be done by utilizing Federal Express in lieu of any other form of personal delivery of the process or orders of the Court and upon doing so the service and notice provisions for the commencement of legal proceedings shall be satisfied.

(d) Notwithstanding any other provision to the contrary, in the event of a Change in Control as defined in Section 10(a) above, this Section 11 will not apply.

12. DEATH DURING EMPLOYMENT

Except as provided above, if Executive dies during the Term, then the Company shall pay to his beneficiaries or, if no beneficiaries are have been named, to his estate, compensation which would otherwise be payable to Executive for the shorter of (i) one (1) year from the date of his death, or (ii) the period ending on the Expiration Date of this Agreement.

13. PATENTS, COPYRIGHTS AND PROPRIETARY RIGHTS

During the Term, all work product emanating directly and/or indirectly from Executive’s duties and activities effected on behalf of the Company (“Work Product”) shall be exclusively owned by the Company. If any such Work Product is the subject of an application for patent, copyright, trade mark or similar proprietary protection (“Application”), then regardless of the name of the person or entity submitting the Application, Executive hereby acknowledges the Company’s exclusive rights in and to the Application for proprietary protection. If the Application results in the issuance of the requested proprietary protection, e.g., a patent or copyright, then Executive hereby acknowledges the Company’s exclusive ownership therein, and Executive will execute any documents necessary to give effect and implement this ownership, including but not limited to an assignment of the Application and/or the issued proprietary protection.

14. NOTICE

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and actually delivered, or if sent either by Federal Express, hand-delivery, e-mail, or postage prepaid, by certified mail, return receipt requested, with a copy by ordinary mail, to the addresses below:

As to Company	Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Chairman, Compensation Committee of the Board of Directors

As to Executive:	To Executive’s most recent address on file with the Company

or to such other address as either party shall designate by written notice to the other.

15. ASSIGNMENT

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive acknowledges that the services to be rendered by him are unique and personal, and accordingly, he may not assign any of his rights, duties, obligations or benefits under this Agreement.

16. ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding of the Company and Executive with respect to the subject matter hereof, and shall incorporate, merge and supersede all prior agreements and understandings between the Company and Executive, either oral or written, if any. This Agreement supersedes and replaces the Prior Agreement and all amendments to the Prior Agreement. No modification, change or amendment to this Agreement, shall be binding upon the Company or Executive unless the same is in writing, and signed by the party against whom enforcement of the modification, change or amendment is sought to be enforced.

17. MISCELLANEOUS

(a) This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State, and any legal proceedings relating to (i) the interpretation or enforcement of any of the provisions of this Agreement, or (ii) any dispute relating to the employment relationship created by the Agreement, shall only be brought in the Circuit Court of the State of Florida, in and for the County of Palm Beach.

(b) The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(c) The failure of any provision of this Agreement shall in no manner affect the right to enforce the remainder of this Agreement, and the waiver by either the Company or Executive of any breach of any provision of this Agreement shall not be construed to be a waiver by the Company or Executive of any succeeding breach of such provision or a waiver by such party of any breach of any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Executive:

/s/ Sean Downes
Sean Downes
UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Bradley I. Meier
Bradley I. Meier President and Chief Executive Officer